Exhibit 23.7

CONSENT OF COVINGTON ASSOCIATES, LLC

We hereby consent to the use in the Registration Statement (Form S-4) of Google Inc. and in the Proxy Statement/Prospectus of Google Inc. and On2 Technologies, Inc., which is part of the Registration Statement, of our opinion letter, dated August 4, 2009, to the Board of Directors of On2 Technologies, Inc. (“On2”), appearing as Appendix B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Covington Associates, LLC Provided an Opinion to the On2 Board of Directors”, “On2 Proposal 1—The Merger—Background of the Merger”, “On2 Proposal 1 —The Merger—Reasons for the Merger; Recommendation of the On2 Board of Directors” and “On2 Proposal 1—The Merger—Opinion of Covington Associates, LLC.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

COVINGTON ASSOCIATES, LLC

By:	/s/ Thomas Cibotti
Name: Thomas Cibotti
Title: Managing Director

September 11, 2009